REVOLVING CREDIT AGREEMENT

     THIS REVOLVING CREDIT AGREEMENT, dated as of this 15th day of February, 1995, is entered into by and between RUDDICK CORPORATION, a North Carolina corporation (herein called the "Borrower"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association (the "Bank");

                      W I T N E S S E T H:

     WHEREAS, the Borrower and the Bank currently are parties to an Amended and Restated Revolving and Term Loan Agreement dated as of March 31, 1994 (the "Existing Credit Agreement") pursuant to which the Bank agreed to make available to the Borrower a revolving credit facility in an aggregate principal amount of up to $20,000,000 as evidenced by that interim promissory note of the Borrower dated May 16, 1994 payable to the order of the Bank in the original principal amount of $20,000,000 (the "Existing Note"); and

     WHEREAS, the Borrower has requested that the Bank make available to the Borrower a revolving credit facility of up to $33,333,333.00, a portion of the proceeds of which will be used to repay all principal outstanding under the Existing Note together with any accrued and unpaid interest thereon;

     NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions herein set forth, the Borrower and the Bank hereby agree as follows:

          1. DEFINITIONS. The terms defined in this Section (except as herein otherwise expressly provided or unless the context otherwise requires) for purposes of this Agreement shall have the respective meanings specified in this Section. Unless otherwise specified herein, all accounting terms used herein shall be interpreted in the manner consistent with their usage in Generally Accepted Accounting Principles. All determinations of Consolidated Current Liabilities, Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Funded Debt, Consolidated Net Income, Consolidated Tangible Net Worth, Consolidated Shareholders' Equity and Consolidated Total Assets shall be made by reference to the consolidated financial statements of the Borrower and its subsidiaries described in
Section 12(a) hereof. All other financial determinations shall be made by reference to the detailed accounting records of the Borrower and its subsidiaries, consolidated on the same basis as in the preparation of the financial statements described in
Section 12(a) hereof.

          "Advance" means any borrowing hereunder that is a Base
     Rate Loan, a CD Rate Loan or a LIBOR Loan, as the case may be.

          "Agreement" means this Revolving Credit Agreement, including all exhibits and schedules hereto, as the same may from time to time be modified, amended or supplemented.

          "Applicable Margin" means, for the purposes of calculating (i) the applicable interest rate for the Interest Period for any LIBOR Loan, (ii) the applicable interest rate for any CD Rate Loan and (iii) the applicable rate for the Commitment Fee for purposes of Section 5 hereof, the percent per annum set forth below. Such Applicable Margin shall be (A) determined as of the last day of each fiscal quarter of the Borrower (the "Determination Date") based upon the ratio of Consolidated Funded Debt as at the Determination Date to Consolidated EBITDA for the four-quarter period then ended (such calculation to be made based upon the financial statements as of such date and for the period then ended delivered pursuant to Section 12(a) hereof and applied retroactively to such Determination Date) and (B) applicable to all LIBOR Loans made, renewed or converted, all CD Rate Loans outstanding and any Commitment Fee accruing, as the case may be, on or after the most recent Determination Date to occur, as specified below:

          Ratio of               Applicable
     Consolidated Funded           Margin              Applicable
          Debt to                  for CD              Margin for
       Consolidated            Rate Loans and          Commitment
          EBITDA                LIBOR Loans               Fee

     Greater than or equal to
     3.75 to 1.00                  .725%                 .25%

     Greater than or equal to
     3.00 to 1.00 but
     less than 3.75 to 1.00        .600%                 .225%

     Greater than or equal to
     2.25 to 1.00 but
     less than 3.00 to 1.00        .525%                 .175%

     Greater than or equal to
     1.50 to 1.00 but
     less than 2.25 to 1.00        .450%                 .150%

     Greater than or equal to
     .900 to 1.00 but
     less than 1.50 to 1.00        .400%                 .125%

     Less than .900 to 1.00        .375%                 .125%

          "Authorized Officer" means any of the President, Vice
     President-Finance and Principal Accounting Officer (for
     Securities and Exchange Commission reporting purposes) of the Borrower.

          "Base Rate" means, for any Base Rate Loan, the greater of (i) the Prime Rate or (ii) the Federal Funds Effective Rate plus one-half of one percent (.5%), each change in such Base Rate to be effective as of the effective date of any change in the Prime Rate or the Federal Funds Effective Rate giving rise thereto.

          "Base Rate Loan" means any Loan for which the rate of interest is determined by reference to the Base Rate.

          "Business Day" means any date which is not a Saturday, Sunday or a day on which banks in the state of North
     Carolina are authorized or obligated by law, executive order or governmental decree to be closed.

          "CD Rate" means the secondary certificate of deposit rate for a maturity of 90 days as recorded by the New York Federal Reserve Bank, as adjusted for current bank reserve requirements and Federal Deposit Insurance Corporation insurance for certificates of deposit in excess of $100,000, plus the Applicable Margin with respect to CD Rate Loans.

          "CD Rate Loan" means a Loan for which the rate of interest is determined by reference to the CD Rate. Any change in the interest rate resulting from a change in the 90-day CD Rate shall become effective as of the opening of business on the date of such change in the interest rate caused by a change in the 90-day CD Rate.

          "Closing Date" means the date on which this Agreement is executed and delivered by the Borrower and the Bank and on which the conditions set forth in Section 11(a) hereof have been satisfied.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder.

          "Consistent Basis" means in reference to the applica-tion of Generally Accepted Accounting Principles, that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period.

          "Consolidated Current Liabilities" means the current liabilities of the Borrower and its subsidiaries on a consolidated basis.

          "Consolidated EBITDA" means, with respect to the Borrower and its subsidiaries for any period of computation thereof, the SUM of, without duplication, (i) Consolidated Net Income, (ii) consolidated interest expense, (iii) taxes paid on income, (iv) amortization, and (v) depreciation, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

          "Consolidated Fixed Charge Ratio" means, with respect to the Borrower and its subsidiaries for the four consecutive fiscal quarters immediately preceding the time of calculation, the sum of (a) (i) Consolidated Net Income,
     (ii) Consolidated Fixed Charges and (iii) income taxes, divided by (b) Consolidated Fixed Charges.

          "Consolidated Fixed Charges" means consolidated net interest expense plus consolidated rent payments under operating leases for the period of the Borrower and its subsidiaries.

          "Consolidated Funded Debt" means all Indebtedness which constitutes consolidated long term debt of the Borrower and its subsidiaries, including (a) any Indebtedness with a maturity more than one year after the creation of such Indebtedness and (b) any portion thereof included in Consolidated Current Liabilities.

          "Consolidated Net Income" means the consolidated net income of the Borrower and its subsidiaries, after provision for taxes.

          "Consolidated Shareholders' Equity" means shareholders' equity of the Borrower determined on a consolidated basis in accordance with GAAP.

          "Consolidated Tangible Net Worth" means the
     Consolidated Shareholders' Equity reduced by the recorded net balances of copyrights, patents, trademarks, goodwill, capitalized advertising costs, organization costs, licenses, franchises, exploration permits and import and export permits.

          "Consolidated Total Assets" means the aggregate amount of all assets or resources of the Borrower and its subsidiaries on a consolidated basis.

          "Consolidated Total Capitalization" means the total of Consolidated Funded Debt and Consolidated Shareholders'
     Equity of the Borrower and its subsidiaries.

          "Default" means any event which with the giving of notice, lapse of time, or both, would become an Event of Default.

          "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States.

          "ERISA" means the Employee Retirement Income Security
     Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

          "Event of Default" has the meaning given such term in
     SECTION 16 hereof.

          "Fiscal Year" means the 52/53-week fiscal period of the Borrower ending on the Sunday closest to September 30 of each calendar year.

          "Fiscal Year End" means the last day of the Borrower's
     Fiscal Year.


          "Generally Accepted Accounting Principles" or "GAAP" means those principles of accounting set forth in the Statements of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report as such principles are from time to time supplemented and amended.

          "Indebtedness" means all obligations for borrowed money or the deferred purchase price of property or services, capitalized lease obligations determined in accordance with Statement No. 13 of the Financial Accounting Standards Board as in effect as of the date of this Agreement, and guarantees of the foregoing, but shall exclude any such obligations or guarantees of an Unrestricted Subsidiary or any such obligations or guarantees of or by the Borrower to an Unrestricted Subsidiary unless such obligations of or by the Borrower to an Unrestricted Subsidiary are deemed to be material with regard to financial reporting in accordance with GAAP.

          "Interest Period" for each LIBOR Loan means a period commencing on the date such LIBOR Loan is made or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such LIBOR Loan, and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Bank by the Borrower three (3) LIBOR Business Days prior to the beginning of such Interest Period; PROVIDED, that,

               (i) if the Borrower fails to notify the Bank of the length of an Interest Period three (3) LIBOR Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a CD Rate Loan;

               (ii) if an Interest Period for a LIBOR Loan would end on a day which is not a LIBOR Business Day such Interest Period shall be extended to the next LIBOR Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day);

               (iii) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

               (iv) no Interest Period shall extend past the Termination Date.

          "LIBOR Base Rate" means for any LIBOR Loan, in respect of the Interest Period specified by the Borrower for such LIBOR Loan, the rate (expressed as a percentage and rounded upward if necessary to the nearest 1/100 of 1%) (which shall be the same for each day of such Interest Period) determined by the Bank in good faith in accordance with its usual procedures for its customers generally to be the average of the rates per annum for deposits in Dollars offered to major banks in the London interbank market at approximately 11:00 A.M. London, England time two (2) LIBOR Business Days prior to the commencement of the applicable Interest Period in an amount approximately equal to the principal amount of, and for a period comparable to the Interest Period for, such LIBOR Loan.

          "LIBOR Business Day" means a Business Day on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement in London, England and Charlotte, North Carolina.

          "LIBOR Loan" means a Loan for which the rate of interest is determined by reference to the LIBOR Rate.

          "LIBOR Rate" means, for the Interest Period for any LIBOR Loan, the rate of interest per annum determined pursuant to the following formula:

         LIBOR = (Libor Base Rate\(1-Reserve Requirement))
         Rate      + Applicable Margin

          "Lien" means as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest, or other encumbrance in or on, or interest or title of any vendor, lessor, lender or other secured party to or of the Person under any conditional sale or other title retention agreement or capital lease with respect to any property or asset of the Person.

          "Loan" or "Loans" means any of the Base Rate Loans, CD
     Rate Loans or LIBOR Loans.

          "Note" means the revolving credit promissory note delivered pursuant to SECTION 2(b) hereof.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Person" means any individual, joint venture, corporation, company, voluntary association, partnership, trust, joint stock company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.

          "Plan" means any employee benefit or other plan established or maintained or to which contributions have been made by the Borrower or any subsidiary and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

          "Prime Rate" means the rate of interest per annum announced publicly by the Bank as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Bank.

          "Property or Equipment" means any interest in any kind of property, equipment, or asset, whether real, personal, or mixed, or tangible or intangible.

          "Regulatory Change" means any change in, or the adoption or making of new, United States Federal or state laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System ("Regulation D") and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes the Bank, under any United States Federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by the Bank with any request or directive regarding capital adequacy, whether or not having the force of law, whether or not failure to comply therewith would be unlawful.

          "Reportable Event" has the meaning given such term in
     Section 4043(b) of Title IV of ERISA.

          "Reserve Requirement" means, for any LIBOR Loan, the maximum aggregate rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained with respect thereto under Regulation D by the member banks of the Federal Reserve System with respect to Dollar funding in the London interbank market. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined or (ii) any category of extensions of credit or other assets which include LIBOR Loans.

          "Restricted Subsidiary" shall mean any Subsidiary that is not an Unrestricted Subsidiary.

          "Revolving Credit Facility" means the facility described in SECTION 2(a) hereof providing for Loans to the Borrower by the Bank in an aggregate principal amount equal to not more than the Committed Amount.

          "Subsidiary" means any corporation of which the Borrower at the time owns, directly or through any intervening medium, more than 50% of the shares of its voting stock which has power to elect a majority of the board of directors.

          "Termination Date" means the earliest to occur of
     (i) February 15, 2000 or such later date as shall be determined pursuant to SECTION 9 hereof, or (ii) the date of termination of Bank's obligations pursuant to SECTION 16 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Revolving Credit Facility by payment in full of all amounts outstanding hereunder.

          "Unrestricted Subsidiary" shall mean any subsidiary created or acquired by the Borrower or its Restricted
     Subsidiaries which is incorporated outside the United States or substantially all of the business of which is carried on outside the United States.

     2.   THE LOAN.

          (a) COMMITMENT TO LEND. Subject to the terms and conditions of this Agreement, the Bank agrees to make Loans to the Borrower, at any time and from time to time before February 15, 2000, in an aggregate principal amount not in excess at any time of $33,333,333 (the "Committed Amount", which Committed Amount is a portion of aggregate financing commitments of $100,000,000 ("Total Commitments") from the Bank, Wachovia Bank of North Carolina, N.A. and NationsBank, National Association (Carolinas) (collectively, the "Banks")). Prior to the Termination Date, the Borrower may use the Committed Amount by borrowing, paying and reborrowing such amount, all in accordance with the terms and conditions of this Agreement.

          Borrower agrees to borrow, pay and reborrow in amounts from the Banks on a pro rata basis as determined by each Bank's Committed Amount in relation to Total Commitments. Each borrowing shall be in an aggregate amount of not less than $300,000 or an integral multiple thereof, to be shared by the Banks pro rata.

          (b) THE NOTE. On or before the date of the first borrowing hereunder, Borrower shall execute and deliver to the Bank a revolving credit promissory note in the principal amount of $33,333,333, dated as of the date of this Agreement and payable in full on the Termination Date (as the same may be extended pursuant to SECTION 9 hereof) in form and substance substantially similar to the attached EXHIBIT A. The Bank or subsequent holder is hereby authorized by the Borrower and agrees to set forth on the reverse side of the Note issued to the Bank the amount of each borrowing made thereunder and repayment thereof made by the Borrower.

          (c) ADVANCES AND RATE SELECTION. The Borrower shall give the Bank (A) telephonic notice of each LIBOR Loan, whether representing an additional Advance hereunder or the conversion of borrowings hereunder from Base Rate Loans or CD Rate Loans to LIBOR Loans or the election of a subsequent Interest Period for any LIBOR Loan, prior to 2:00 P.M. Charlotte, North Carolina time at least three LIBOR Business Days prior to the day such Advance is to be made or such Loan is to be converted or continued; and (B) telephonic notice of each Base Rate Loan or CD Rate Loan representing an additional Advance hereunder or the conversion of borrowings hereunder from LIBOR Loans to Base Rate Loans or CD Rate Loans prior to 2:00 P.M. Charlotte, North Carolina time on the day such Advance is to be made or such Loan is to be converted. Each such notice, which shall be effective upon receipt by the Bank, shall specify the amount of the Advance, the type of Loan (Base Rate, CD Rate or LIBOR), the date of the Advance and, if a LIBOR Loan, the Interest Period to be used in the computation of interest. In the case of a LIBOR Loan, the Borrower shall provide the Bank written confirmation of telephonic notice of such LIBOR Loan on the same day by telefacsimile transmission setting forth the information described above, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to convert the Loans in accordance with SECTION 8 hereof. If the Bank does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed hereby and by SECTION 8 hereof, the Borrower shall be deemed to have elected to convert to or continue such Loan as a CD Rate Loan until the Borrower otherwise notifies the Bank in accordance herewith and with SECTION 8.

          (d) REPAYMENTS. Each repayment shall be in an aggregate amount of not less than $300,000 or an integral multiple thereof, each such repayment to be shared on a pro rata basis by the Banks as determined by each Bank's
     Committed Amount in relation to Total Commitments with respect to each and every such repayment.

     3. PAYMENT OF INTEREST. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each Loan, for the period commencing on the date of such Loan until such Loan shall be due, at the LIBOR Rate, CD Rate or the Base Rate, as elected or deemed elected by the Borrower or otherwise applicable to such Loan as herein provided. Interest on the outstanding principal balance of each Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each Loan shall be paid (i) quarterly in arrears on the last Business Day of each March, June, September and December commencing March 1995, on each Base Rate Loan and on each CD Rate Loan, (ii) on the last day of the applicable Interest Period for each LIBOR Loan and, for any LIBOR Loan having an Interest Period extending beyond three months, also on the date occurring three months after the commencement of such Interest Period, and (iii) upon payment in full of the principal amount of such Loan.

     Interest on the Note after default shall be determined based on the Base Rate plus 1%, but not to exceed the highest rate permitted by applicable law.

     4. PAYMENT OF PRINCIPAL. The principal amount of all Loans shall be due and payable to the Bank in full on the Termination Date (as the same may be extended pursuant to SECTION 9 hereof) or earlier as herein expressly provided. Except as hereinafter provided, the principal amount of the Loans may be prepaid in whole or in part at any time without premium or penalty.

     The Borrower shall promptly pay to the Bank, upon request, such amount or amounts as shall be sufficient (in the reasonable determination of the Bank) to compensate it for any loss, cost or expense incurred by it as a result of any of the following (each a "Breakage Event"):
          (a) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan; or

          (b) any failure by the Borrower to borrow a LIBOR Loan or convert a Base Rate Loan or a CD Rate Loan into a LIBOR
     Loan on the date for such borrowing or conversion specified in the relevant notice under SECTION 8 hereof;

such compensation to include, without limitation, an amount equal to the excess, if any, of the amount of interest which would have accrued on the principal amount of such LIBOR Loan for the period from the date of such Breakage Event to the last day of the then current Interest Period for such LIBOR Loan at (i) the LIBOR Base Rate on the first day of such Interest Period over (ii) the LIBOR Base Rate as reasonably determined by the Bank as of the date of such Breakage Event for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period.
A good faith determination of the Bank as to the amounts payable pursuant to this SECTION 4 shall be conclusive absent manifest error. The Bank shall furnish to the Borrower calculations in reasonable detail setting forth the Bank's determination of the amount of such compensation.

     5. COMMITMENT FEE. Until the Borrower's option to borrow hereunder has been fully exercised, the Borrower will pay to the Bank a commitment fee (the "Commitment Fee") equal in amount to the product of the Applicable Margin with respect to the Commitment Fee multiplied by the average daily amount by which the Bank's Committed Amount exceeds the average daily principal amount outstanding under the Note for the applicable period, payable in arrears from the date hereof on the interest due dates set out in SECTION 3(i) hereof.

     6. TERMINATION OR REDUCTION OF COMMITTED AMOUNT. So long as the Note is outstanding, Borrower shall have the right from time to time upon not less than three days' prior written notice to the Banks to terminate, or to reduce, the Total Commitments and the Bank's Committed Amount on a pro rata basis. Any partial reduction shall be in an amount equal to 5% of Total Commitments or any integral multiple thereof and shall reduce permanently the Bank's Committed Amount as a pro rata share of Total Commitments. Each reduction shall be accompanied by a prepayment of the Note (together with accrued interest thereon) to the extent that the principal amount thereof then outstanding exceeds the Committed Amount as so reduced.

     7. USE OF PROCEEDS. The proceeds of the Loans made hereunder shall be used by the Borrower first to repay all amounts outstanding under the Existing Note, with the excess to be used for general corporate purposes.

     8. CONVERSIONS AND ELECTIONS OF INTEREST PERIODS. The duration of the initial Interest Period for each LIBOR Loan shall be as specified by the Borrower. Provided that no Event of Default shall have occurred and be continuing and subject to the limitations set forth below, the Borrower may on not less than three LIBOR Business Days' notice to the Bank on or before 2:00 P.M. Charlotte, North Carolina time:

          (a) elect a subsequent Interest Period for all or a portion of the outstanding LIBOR Loans to begin on the last day of the Interest Period for such LIBOR Loans;

          (b)  convert all or a portion of the outstanding LIBOR
     Loans to Base Rate Loans or CD Rate Loans on the last day of the Interest Period for such LIBOR Loans; and

          (c)  convert all or a portion of the outstanding Base
     Rate Loans and CD Rate Loans to LIBOR Loans on any date.

     Notice of any such elections or conversions shall specify the effective date of such election or conversion and the Interest Period to be applicable to the LIBOR Loan as continued or converted. Each election and conversion pursuant to this
SECTION 8 shall be subject to the limitations on LIBOR Loans set forth in the definition of "Interest Period" herein. If the Bank does not receive a notice of election of duration of an Interest Period or to convert an outstanding LIBOR Loan by the time prescribed above, the Borrower shall be deemed to have elected to convert such LIBOR Loan to a CD Rate Loan on the last day of the Interest Period for such LIBOR Loan.

     9. EXTENSION OF TERMINATION DATE. The Borrower shall have the option to extend the Termination Date for an additional 365-day period upon each anniversary of the Closing Date such that the Revolving Credit Facility, as so extended, will continuously have a five year term. The Termination Date shall be deemed automatically extended, and the provisions of this Agreement and the Note shall continue to be in full force and effect for such extended five year period, UNLESS: (i) the Borrower shall give written notice to the Bank, not less than 15 days prior to the anniversary date of the Closing Date, of its intention not to so extend the Termination Date; or (ii) the Bank shall give written notice to the Borrower, not less than 15 days prior to the anniversary date of the Closing Date, of its intention not to so extend the Termination Date.

     10. REPRESENTATIONS AND WARRANTIES. In borrowing hereunder, the Borrower represents and warrants to the Bank, which representations and warranties will survive the delivery of the Note and the making of the Loans hereunder, as follows:

          (a) DUE INCORPORATION, ETC. The Borrower and each Restricted Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has the corporate power and legal authority to own its property and to carry on its business as now being conducted and is duly qualified to transact business as a foreign corporation in every jurisdiction where such qualification is necessary. The Borrower has the corporate power to execute and perform this Agreement, to borrow hereunder and to execute and deliver the Note, and to do so will not violate its Articles of Incorporation or Bylaws, any law to which it is subject, or any agreement or instrument to which it is a party.

          (b) LITIGATION. Except as set forth in the financial statements described in SECTION 10(c) hereof, there is no litigation or proceeding pending or, to the knowledge of the Borrower, threatened which, if decided adversely to the Borrower or any subsidiary, would have a material adverse effect upon the financial condition or business of the Borrower and its subsidiaries, taken as a whole.

          (C) FINANCIAL CONDITION. The Consolidated Balance Sheet of the Borrower and its subsidiaries as at October 2, 1994 and the related Statements of Consolidated Income and Retained Earnings and Statements of Cash Flows of the Borrower and its subsidiaries for the fiscal year then ended, all of which have been delivered to the Bank prior to the execution of this Agreement, are correct and complete and fairly present the financial condition of the Borrower and its subsidiaries and the results of their operations and their retained earnings as of the dates and for the periods referred to. The consolidated balance sheets of the Borrower and its subsidiaries as at January 1, 1995 and the related statements of consolidated income and retained earnings and statements of consolidated cash flows for the three-month period then ended, copies of which have been furnished to the Bank, are true and correct and present fairly, subject to normal recurring year-end adjustments, the financial condition of the Borrower and its subsidiaries as at such date and the results of their operations and their retained earnings as of such date and for such period. All financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis throughout the periods involved. Since January 1, 1995, no material adverse changes in the financial condition, the business or operations of the Borrower and its subsidiaries, taken as a whole, have occurred.

          The real estate and other fixed assets of the Borrower and its subsidiaries are subject to no mortgage or lien securing an indebtedness of a material principal amount except as shown in the balance sheets referred to above. The Borrower and its subsidiaries have no liabilities, direct or contingent, except those disclosed in the financial statements referred to above, and except those arising in the ordinary course of business since the dates of such financial statements, having in the aggregate no materially adverse effect on the financial condition of the Borrower and its subsidiaries, taken as a whole. The Borrower and its subsidiaries have made no investments in, advances to or guaranties of the obligations of any corporation, individual or other entity other than Borrower in an aggregate amount material to the consolidated financial condition of the Borrower and its subsidiaries, taken as a whole, except those disclosed in the financial statements referred to above.

          (d) GOVERNMENTAL CONTRACTS. The Borrower and its subsidiaries are not subject to the renegotiation of any government contract in any material amount.

          (e) TAX RETURNS. The Borrower and its subsidiaries have filed all required federal, state, and local tax returns and have paid all taxes as shown on such returns as they have become due. Federal income tax returns have been audited, or closed by the operation of applicable statutes of limitation, through 1990, and no claims have been assessed and are unpaid with respect to such taxes except as shown in the financial statements referred to in SECTION 10(c) above.

     11.  CONDITIONS TO CLOSING.

          (a) CONDITIONS PRECEDENT. The obligation of the Bank to lend hereunder is subject to the following conditions precedent:

                (i) LEGAL OPINION. On or before the date hereof, the Bank shall have received the favorable written opinion of Smith Helms Mulliss & Moore, L.L.P., counsel for the Borrower, addressed to the Bank, and satisfactory in form and substance to the Bank, substantially in the form of EXHIBIT B attached hereto.

               (ii) CORPORATE RESOLUTIONS. The Bank shall have received, on or before the date of the first borrowing hereunder, (A) a copy of the resolutions of the Board of Directors, or appropriate committee thereof, of the Borrower, certified on such date, authorizing the execution and delivery of this Agreement, the borrowing hereunder and the execution and delivery of the Note; and (B) such additional documents as the Bank or counsel for the Bank may reasonably request.

               (iii) REPRESENTATIONS AND WARRANTIES. On the date of any Advance hereunder, the representations and warranties set forth in SECTION 10 hereof shall be true and correct on and as of such date with the same effect as though such representations and warranties had been made on and as of such date.

               (iv) DUE COMPLIANCE. At the time of each Advance hereunder, the Borrower and each subsidiary shall be in compliance with all of the terms and provisions set forth herein on their part to be observed and performed, and no Event of Default as specified in
          SECTION 16 below, nor any event which upon notice or lapse of time, or both, would constitute such an Event of Default, shall have occurred at the time of such borrowing.

               (v) PAYMENT OF FACILITY FEE. On or before the date hereof, the Bank shall have received payment of all fees due and payable in connection with the Revolving Credit Facility established hereby.

          (b) COVENANT AND CONDITION SUBSEQUENT. The Borrower shall deliver to the Bank, not more than 90 days after the date of the first borrowing hereunder, such additional documents as the Bank or counsel for the Bank may reasonably request.

     12. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that from the date hereof and until payment in full of the principal and interest on the Note, unless the Bank shall otherwise consent in writing, the Borrower will:

          (a)  FINANCIAL REPORTS AND OTHER DATA.

               (i)  As soon as practicable and in any event
          within 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, deliver to the Bank (A) a consolidated balance sheet of the Borrower and its subsidiaries as at the end of such quarterly period, and related consolidated statements of income and retained earnings for such quarterly period and for the period from the beginning of the current Fiscal Year to the end of such quarterly period, setting forth in comparative form figures for the corresponding periods in the preceding Fiscal Year, all to be in reasonable detail and certified by an Authorized Officer to have been prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, subject only to changes result-ing from normal, recurring year-end adjustments; and
          (B) computations demonstrating compliance with the provisions of SECTIONS 12(l), 12(m) and 13(a) hereof, certified by an Authorized Officer to be true and correct and to have been prepared from the foregoing quarterly statements, provided however that in making the quarterly (but not the annual) computation of Consolidated Tangible Net Worth as described in SECTION 12(m), the Borrower may omit adjustments for amortization of intangible items unless such adjustments are requested by the Bank;

               (ii) As soon as practicable and in any event within 90 days after each Fiscal Year End, deliver to the Bank (A) a consolidated balance sheet of the Borrower and its subsidiaries as at such Fiscal Year End, and related consolidated statements of income and retained earnings and changes in consolidated financial position for such Fiscal Year, setting forth in each case in comparative form corresponding figures from the preceding annual statements, all in reasonable detail and satisfactory in scope to the Bank, and audited by and containing (as to the consolidated financial statements) an unqualified opinion of independent certified public accountants of national standing as shall be satisfactory to the Bank and (B) the computations required by SECTION 12(a)(i)(B) hereof;

               (iii)     Deliver to the Bank a copy of each
          report filed by the Borrower with the Securities and Exchange Commission pursuant to SECTION 13(a) or 14 of the Securities Exchange Act of 1934, including each Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, and definitive proxy statement, in each case within 15 days of the filing thereof; and

               (iv) With reasonable promptness, deliver such additional financial or other data as the Bank may reasonably request. The Bank is hereby authorized to deliver a copy of any financial statements or other information relating to the business operations or financial condition of the Borrower and its subsidiaries which may be furnished to it or come to its attention pursuant to this Agreement or otherwise, to any regulatory body or agency having jurisdiction over the Bank.

          (b) TAXES AND LIENS. Promptly pay, or cause to be paid, all taxes, assessments or other governmental charges which may lawfully be levied or assessed upon the income or profits of the Borrower, or any subsidiary, or upon any property, real, personal or mixed, belonging to the Borrower or any subsidiary, or upon any part thereof, and also any lawful claims for labor, material and supplies which, if unpaid, might become a lien or charge against any such property; provided, however, neither the Borrower nor any subsidiary shall be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings and provided the Borrower shall, if requested by the Bank, set up reserves therefor consistent with Financial Accounting Standards Board Statement No. 5 and Accounting Principles Board Statement No. 11 (such reserves not required to be separately funded); but provided further that any such tax, assessment, charge, levy or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same unless such proceeding has been properly stayed.

          (c) BUSINESS AND EXISTENCE. Do or cause to be done all things necessary to preserve and to keep in full force and effect its corporate existence, rights and franchises, trade names, patents, trademarks and permits.

          (d) INSURANCE ON PROPERTIES. Keep its business and properties insured at all times with responsible insurance companies and carry such types and amounts of insurance as are usually carried by corporations engaged in the same or a similar business similarly situated.

          (e) MAINTAIN PROPERTY. Maintain its properties in good order and repair and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto.

          (f) RIGHT OF INSPECTION. Permit the Bank, at its expense, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its subsidiaries in the presence of a corporate officer of the Borrower or persons designated by them and to discuss their affairs, finances and accounts with the principal officers of the Borrower and their independent public accountants, all at such reasonable times and as often as the Bank may reasonably request.

          (g) OBSERVE ALL LAWS. Conform to and duly observe all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business, violation of which would materially adversely affect the operations or business of the Borrower or any of its subsidiaries.

          (h) COVENANTS EXTENDED TO RESTRICTED SUBSIDIARIES. Cause each Restricted Subsidiary to do with respect to itself, its business and its assets, each of the things required of the Borrower in SECTIONS 12(b) through 12(g) hereof.

          (i) BORROWER'S KNOWLEDGE OF DEFAULT. Immediately give notice to the Bank of the occurrence of any Default or Event of Default hereunder or under any other obligation representing Indebtedness of the Borrower or any Restricted Subsidiary, of which the Borrower or such subsidiary has knowledge, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

          (j) JUDGMENTS, ETC. Immediately give the Bank written notice of any judgment, attachment, levy, or execution against the Borrower or any assets of the Borrower or any subsidiary which involves (i) an amount of $250,000 or more in excess of the amount covered by insurance, or (ii) an amount in excess of $1,000,000, and establish or cause to be established appropriate and adequate reserves to cover any such claim, levy, attachment, or execution in any amount satisfactory to its independent certified public accountants.

          (k) ERISA. Comply with all requirements of ERISA applicable to it and its Restricted Subsidiaries and furnish to the Bank as soon as possible and in any event within 30 days after the Borrower or its Restricted Subsidiaries or duly appointed administrator of a Plan knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of an Authorized Officer setting forth details as to such Reportable Event and any action which the Borrower or its Restricted Subsidiaries proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan if such filing has been authorized.

          (l) CONSOLIDATED FIXED CHARGE RATIO. Maintain at the end of each of the Borrower's fiscal quarters, a Consolidated Fixed Charge Ratio of at least 1.50 to 1.00. For purposes of this SECTION 12(l), the term "Consolidated Fixed Charge Ratio" means for the four consecutive fiscal quarters immediately preceding the time of any such calculation (a) the sum of (i) Consolidated Net Income, (ii) Consolidated Fixed Charges and (iii) income taxes, divided by (b) Consolidated Fixed Charges.

          (m) CONSOLIDATED TANGIBLE NET WORTH. Maintain Consolidated Tangible Net Worth of not less than the Required Amount computed in accordance with the remainder of this paragraph. The Required Amount shall be $238,589,000 during Fiscal Year 1995. As of the last day of each Fiscal Year, beginning with Fiscal Year 1995, the Required Amount, including any prior increases, shall be increased by 40% of the Consolidated Net Income for such Fiscal Year. In the event Consolidated Net Income is a negative amount for any Fiscal Year, the Required Amount shall not be adjusted as of the end of such Fiscal Year, and the amount of any such negative amount shall be carried forward and offset against Consolidated Net Income for the next Fiscal Year for which Consolidated Net Income is positive until such negative amount is fully used.

     13. NEGATIVE COVENANTS. The Borrower covenants and agrees that from the date hereof until payment in full of the principal and interest on the Note, unless the Bank shall otherwise consent in writing, it will not, nor will it permit any Restricted
Subsidiary to, either directly or indirectly:

          (a) CONSOLIDATED FUNDED DEBT. Incur, create, assume or guarantee, or otherwise become or be liable in respect of any Indebtedness which would be included in Consolidated
     Funded Debt except:

                (i) the Note;

                (ii) the respective revolving credit promissory notes of the Borrower payable to NationsBank, National Association (Carolinas) and Wachovia Bank of North Carolina, N.A. in the principal amounts of $33,333,334.00 and $33,333,333.00, respectively, and each dated as of the date hereof;

               (iii) Indebtedness existing as of the date hereof;
          and

               (iv) Additional Indebtedness which in the aggregate when added to the Indebtedness evidenced by the Note or existing as of the date hereof, does not exceed 60% of Consolidated Total Capitalization.

          (b) RESTRICTED SUBSIDIARY INDEBTEDNESS. Incur, create, assume or guarantee or otherwise become liable in respect of any Indebtedness of a Restricted Subsidiary except:

               (i)  borrowings among the Borrower and the
          Restricted Subsidiaries;

               (ii) extensions, renewals, or replacements of Indebtedness existing as of the date hereof (without increasing the principal amount thereof);

               (iii) Indebtedness directly related to the acquisition or construction of Property or Equipment, but only to the extent of the purchase price or cost thereof, or any Indebtedness assumed by imposition of law in connection with the acquisition of an existing business; or

               (iv) Other Indebtedness in an amount not exceeding
          15% of Consolidated Tangible Net Worth.

          (c) LIMITATIONS ON LIENS. Incur, create, assume or permit to exist any Lien of any kind upon any of its property now owned or hereafter acquired or assets of any character in an amount in excess of 15% of Consolidated Tangible Net Worth, unless the Note is equally and ratably secured with the Indebtedness secured by such Lien except that the following Liens shall not be included in making a determination of the amount of Liens:

               (i)  Liens for taxes or assessments or other
          governmental charges or levies, either not yet due and payable or being contested in good faith or to the extent that nonpayment thereof shall be permitted;

               (ii) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings;

               (iii) Other Liens incidental to the normal conduct of the business of the Borrower or any Restricted Subsidiary or the ownership of its property which are not incurred in connection with the incurrence of Indebtedness and which do not in the aggregate materially impair the use of such property in the operation of the business of the Borrower, and the Borrower and its Restricted Subsidiaries taken as a whole or the value of such property for the purposes of such business;

               (iv) Liens existing at the time of the issuance of the Note;

               (v) the extension, renewal or replacement of any Lien permitted by the foregoing subparagraph (iv) in respect of the same property theretofore subject thereto or the extension, renewal or replacement thereof (without increase of principal amount of the Indebtedness secured);

               (vi) Liens granted by the Restricted Subsidiaries in favor of the Borrower; and

               (vii)  (A) any Lien on Property or Equipment
          granted with respect to such Property or Equipment in connection with the provision of all or a part of the purchase price or cost of the construction of such Property or Equipment (but not in excess of the amount of such purchase price or cost) created contemporaneously with, or within 120 days after, such acquisition or the completion of such construction, or
          (B) any Lien on Property or Equipment existing in such Property or Equipment at the time of acquisition thereof, whether or not the debt secured thereby is assumed by the Borrower or such Restricted Subsidiary, or (C) any Lien existing on the Property or Equipment of a corporation at the time such corporation is merged into or consolidated with the Borrower or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the Properties or Equipment of a corporation or firm as an entirety or substantially as an entirety to the Borrower or a Restricted Subsidiary; provided however that the amount of any Lien permitted under this subparagraph (vii) shall not exceed the fair market value of the Property or Equipment covered by such Lien.

          (d) CONSOLIDATION, MERGER OR REORGANIZATION. Enter into any transaction of merger or consolidation except that
     (i) a Restricted Subsidiary may merge into the Borrower or another Restricted Subsidiary, and (ii) the Borrower may merge or consolidate with any corporation organized under the laws of any state in the United States so long as (A) the resulting or surviving entity expressly assumes the obligations of the Borrower under this Agreement and the Note and (B) no Event of Default exists hereunder after giving effect to such merger.

          (e) SALE OF ASSETS, DISSOLUTION, ETC. Sell, assign, lease or otherwise dispose of all or substantially all of its properties or assets (other than inventory), or any of its notes, accounts or contract rights, or any assets or properties necessary or desirable for the proper conduct of its business, or wind up, liquidate or dissolve, or agree to any of the foregoing, or permit any Restricted Subsidiary to do so, except, as to any such transaction, to the extent the total assets involved do not exceed either

               (i) together with any other assets involved in such transactions during the same Fiscal Year, 10% of Consolidated Total Assets determined as of the end of the last fiscal quarter prior to such transaction, or,

               (ii) together with any other assets involved in such transactions since the date of this Agreement on a cumulative basis, 25% of Consolidated Total Assets determined as of the end of the last fiscal quarter prior to such transaction.

     Notwithstanding the foregoing, (x) any Restricted Subsidiary may sell, lease, transfer, or otherwise dispose of its assets to the Borrower or any other Restricted Subsidiary and such assets shall not be included in the foregoing calculations, and (y) upon the Borrower's giving notice to the Bank of the intention of the Borrower or any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of assets, for value, in an amount up to 25% of Consolidated Total Assets as of the last fiscal quarter end prior to such notice, and to reinvest the proceeds within one year following such transaction, the Borrower or any Restricted Subsidiary may effect such transactions and the assets involved shall not be included in any calculation under (i) or (ii) above, unless (A) the Bank fails to consent to the proposed transactions within 10 days following the giving of said notice, provided that such consent may not be unreasonably withheld, or (B) proceeds are not reinvested within the one year period, in which case the assets involved in the transaction shall be deemed transferred as of the expiration of such one year period and included the calculations set forth in (i) and (ii) above. Any breach of the covenant expressed in this SECTION 13(e) may be cured by the prepayment, without penalty, of an amount of the outstanding amount of the Note as bears the same proportion to the total outstanding amount of such Note as the net book value of the assets conveyed in violation of this section shall be to the Consolidated Total Assets of the Borrower as of the last fiscal quarter end prior to such transaction.

          (f)  FISCAL YEAR.  Change its Fiscal Year End.

     14. OPINIONS AND NOTICE OF OTHER DEFAULT. The Borrower shall furnish at the reasonable request of the Bank opinions of legal counsel and certificates of its officers, satisfactory to the Bank, regarding matters incident to this Agreement. In addition, the Borrower shall give the Bank prompt written notice of the occurrence of any Event of Default under the terms of this Agreement and of a default or failure of performance under any other material agreement or contract to which it is a party or by which it is bound.

     15. DOCUMENTARY STAMPS. If any documentary or recording tax should be assessed or the affixing of any stamps be required in connection with the borrowing hereunder or the security therefor, by state or federal governments, the Borrower will pay the tax and the cost of the stamps.

     16. DEFAULT. The occurrence of any one or more of the following Events of Default will constitute a default by the Borrower under this Agreement, whereupon the Note and all indebtedness of the Borrower to the Bank will, at the option of the Bank, immediately become due and payable without presentation, demand, protest, or notice of any kind, all of which are hereby expressly waived, and the Borrower will pay the reasonable attorney's fees incurred by the Bank in connection with such default or recourse against any collateral held by the Bank as security for the indebtedness owed by the Borrower:

          (a) Non-payment when due, whether by acceleration or otherwise, of any principal payment on the Note;

          (b) Non-payment, within ten days after the due date, of interest on the Note, or of any premium, fee or other charge under this Agreement;

          (c) A breach or failure of performance by the Borrower or any subsidiary of any provision of this Agreement which is not remedied within 30 days after written notice from the Bank;

          (d) A representation or warranty by the Borrower is false or erroneous in any material respect on the date as of which made;

          (e) Borrower or a Restricted Subsidiary: (i) files a petition or has a petition filed against it under the Bankruptcy Code or any proceeding for the relief of insolvent debtors; (ii) generally fails to pay its debts as such debts become due; (iii) has a custodian appointed for it or its assets; (iv) benefits from or is subject to the entry of an order for relief by any court of insolvency; (v) makes an admission of insolvency seeking the relief provided in the Bankruptcy Code or any other insolvency law; (vi) makes an assignment for the benefit of creditors; (vii) has a receiver appointed, voluntarily or otherwise, for its property; (viii) suspends business; (ix) permits a judgment in the amount of $250,000 or more to be obtained against it which is not subject to payment by applicable insurance coverage or is not promptly paid or promptly appealed and secured pending appeal; or (x) becomes insolvent, however otherwise evidenced;

          (f) Failure by Borrower or a Restricted Subsidiary to pay when due, or within any applicable grace period, any amount owing on account of indebtedness for money borrowed or the failure by Borrower or a Restricted Subsidiary to observe or perform any covenant or undertaking on its part to be observed or performed in any agreement evidencing, securing or relating to such indebtedness, resulting in any such case in an event of default or acceleration by the holder of such indebtedness of the date on which such indebtedness would otherwise be due and payable; or

          (g) If the Borrower or a Restricted Subsidiary shall become a party to merger, consolidation or other reorganization with any other Person (including a de facto merger by which all or substantially all of the property or assets of another Person are acquired) which results in a change of control of the Borrower except:

               (i) a merger with a Restricted Subsidiary or other domestic Subsidiary in which the Borrower is the surviving or continuing corporation,

               (ii) a merger between or among Restricted
          Subsidiaries, and

               (iii)  a merger, consolidation or other
          reorganization through which the Borrower acquires a business which becomes a Subsidiary of the Borrower, provided that no Event of Default exists hereunder after giving effect to such merger, consolidation or other reorganization.

     17. TERMINATION OF EXISTING CREDIT AGREEMENT. Upon the initial Advance hereunder and the use thereof to pay all indebtedness of the Borrower to the Bank under the Existing Note, as set forth in SECTION 7 hereof, the Existing Note shall immediately be marked "cancelled," and shall be of no further force and effect, and shall promptly be returned by the Bank to the Borrower, and the Existing Credit Agreement shall be deemed terminated and be of no further force and effect.

     18.  GENERAL.

          (a) All notices with respect to this Agreement shall be deemed to be completed upon mailing first class, certified or registered mail, postage prepaid, addressed as follows or to such other address as the parties hereto shall have been notified:

          The Borrower:  Ruddick Corporation
                         2000 Two First Union Center
                         Charlotte, North Carolina 28282
                         Attention:  Vice President-Finance

          The Bank:      First Union National Bank of
                         North Carolina
                         301 S. Tryon Street
                         Corporate Banking
                         Main 2 (Second Floor)
                         Charlotte, North Carolina 28202
                         Attn:  William W. Tyson

          (b) No failure or delay by the Bank to exercise any right, power or privilege hereunder shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or future exercise thereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

          (c) The provisions of this Agreement shall extend to and be available to any subsequent holder of the Note, as well as to the Bank.

          (d) The Agreement and the Note shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the laws of the State of North
     Carolina.




              [Signatures appear on following page]





     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the year and day first above written.

ATTEST:                            RUDDICK CORPORATION


\s\ DONALD B. WILLIFORD            By:\S\ RICHARD N. BRIGDEN
       Secretary                        Richard N. Brigden
                                        Vice President-Finance
(Corporate Seal)



ATTEST:                            FIRST UNION NATIONAL BANK
                                   OF NORTH CAROLINA

/s/ MARY MACK                           By:\S\ WILLIAM W. TYSON
    Assistant Secretary                 Senior Vice President

(Corporate Seal)

                                                        EXHIBIT A

                         PROMISSORY NOTE



$33,333,333.00                                  February 15, 1995
                                        Charlotte, North Carolina

     FOR VALUE RECEIVED, RUDDICK CORPORATION (the "Borrower") promises to pay to the order of FIRST UNION NATIONAL BANK OF NORTH CAROLINA (the "Bank"), at its main office in Charlotte, North Carolina, the amount of the unpaid principal balance, not exceeding $33,333,333.00, specified on the reverse hereof in accordance with Section 2 of the Revolving Credit Agreement dated of even date herewith among the Borrower and the Bank (as amended and supplemented and in effect from time to time, the "Credit Agreement") on the Termination Date or such earlier date as may be required pursuant to the terms of the Credit Agreement, and to pay interest at said office, from the date hereof, on the unpaid principal balance owing hereunder, on the dates and at the rates provided in the Credit Agreement. Interest on the Note after default shall be determined based on the Base Rate plus 1%, but not to exceed the highest rate permitted by applicable law. All or any portion of the principal amount of such Loans may be prepaid as provided in the Credit Agreement.

     This Note is the Note referred to in the Credit Agreement, and the terms and conditions set forth in the Credit Agreement are incorporated herein by reference and shall be considered a part hereof to the same extent as if written herein. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

     In addition to the provisions relating to occurrences of other Events of Default set forth in the Credit Agreement, upon
(i) non-payment when due, whether by acceleration or otherwise, of the outstanding principal amount hereof or (ii) non-payment, within ten days after the due date thereof, of interest or of any premium, fee or other charge under the Credit Agreement, the entire principal amount and any accrued interest outstanding under this Note shall, at the option of the holder thereof, become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and the Borrower shall pay to the Bank reasonable attorneys' fees in connection with such default or recourse against any collateral held by the Bank as security for the Borrower's indebtedness.

     Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days in the interest period.

     This Note shall be governed by, and construed in accordance with, the law of the State of North Carolina.

     All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of nonpayment or dishonor, and of protest, and any and all other notices and demands whatsoever, and agree to remain bound until the interest and principal are paid in full notwithstanding any extension or extensions of time for payment which may be granted even though the period of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal right available to, the holder of this Note.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its corporate name and its seal affixed hereto by its duly authorized officers pursuant to a resolution of its Board of Directors, or appropriate committee thereof, duly adopted, all as of the date and year first above written.


                              RUDDICK CORPORATION

ATTEST:

______________________        By:  ______________________
___________ Secretary         Name: Richard N. Brigden
                              Title: Vice President - Finance

[SEAL]
                                                        EXHIBIT B

         Opinion of Smith Helms Mulliss & Moore, L.L.P.


     1. Each of the Borrower and American & Efird, Inc., Harris Teeter, Inc., Jordan Graphics, Inc. and R. S. Dickson & Company (each, a "Major Subsidiary") is a corporation duly organized, existing and validly existing under the laws of the State of North Carolina and has the corporate power to own its properties and to carry on its business as now being conducted. To the best of our knowledge after due inquiry, the Borrower is not engaged in any activity that would require it to qualify to do business in any jurisdiction other than North Carolina. While we have not made any inquiry of governmental officials in any jurisdiction other than North Carolina, we have no reason to believe that any of the Major Subsidiaries as of the date hereof has failed to qualify to do business in any foreign jurisdiction where the failure to so qualify would have a materially adverse effect on the consolidated financial condition of the Borrower and its subsidiaries, taken as a whole.

     2. The Borrower is duly authorized under all applicable provisions of law to execute and deliver the Agreement and the Note and all corporate action on its part required for the lawful execution, delivery and performance thereof has been duly taken; and the Note has been duly executed and delivered by the proper officers of the Borrower and upon receipt by the Borrower of the loan evidenced thereby will be entitled to the benefits of the Agreement; and the Agreement and the Note are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject as to enforcement of remedies to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to the application of principles of public policy.

     3. Neither the execution, creation or issuance of the Agreement or the Note, nor the fulfillment of or compliance with their terms, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under, any applicable law, regulation, or writ or decree or the Articles of Incorporation or Bylaws of the Borrower or any of the Major Subsidiaries as of the date hereof, or, to our knowledge, any agreement or instrument to which the Borrower or any Major Subsidiary is a party, or, to our knowledge, create any lien, charge or encumbrance upon any of the property or assets of the Borrower or any Major Subsidiary pursuant to the terms of any agreement or instrument to which the Borrower or any Major Subsidiary is a party or by which they are bound.

     4. No authorization, approval or consent of any regulatory body is necessary or required in connection with the lawful execution, delivery and performance of the Agreement or the Note which has not been obtained.